Exhibit 10.1

Anstellungsvertrag	Employment Contract

DIESER ANSTELLUNGSVERTRAG vom 1. Januar 2012 (der „Vertrag”) ist von und zwischen Healthways, Inc., einer Gesellschaft nach dem Recht des US-Staates Delaware (das „Unternehmen“) und Peter Choueiri (der „leitende Angestellte“) geschlossen. Dieser Vertrag ersetzt und hebt alle anderen Anstellungsverträge zwischen dem Unternehmen und dem leitenden Angestellten auf.

THIS EMPLOYMENT AGREEMENT dated as of January 1, 2012 (the “Agreement”), is entered into by and between Healthways, Inc., a Delaware corporation (the “Company”), and Peter Choueiri (the “Executive”). This Agreement replaces and supersedes any other employment agreement between the Company and Executive.

Das Unternehmen möchte, dass der leitende Angestellte als President, Healthways International unter den Bedingungen dieses Vertrages tätig wird und der leitende Angestellte möchte diese Position unter den Bedingungen dieses Vertrages wahrnehmen; und
WHEREAS, the Company desires that the Executive serves as President, Healthways International and the Executive desires to hold such position under the terms and conditions of this Agreement; and
die Parteien möchten diesen Vertrag unter den nachstehenden Bedingungen für das Anstellungsverhältnis des leitenden Angestellten mit dem Unternehmen abschließen.	WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.
In der Absicht, hierdurch rechtlich gebunden zu sein, vereinbaren die Parteien was folgt:	NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:
I. ANSTELLUNGSVERHÄLTNIS	I. EMPLOYMENT
Das Unternehmen beschäftigt hiermit den leitenden Angestellten und der leitende Angestellte nimmt hiermit das Anstellungsverhältnis mit dem Unternehmen an, beide unter den Bedingungen und als Verpflichtete der nachstehenden Bedingungen.

The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

II. LAUFZEIT UND URLAUB	II. TERM AND VACATION
Die nach Abschnitt VI. der Kündigung unterliegende Laufzeit der Anstellung des leitenden Angestellten beginnt entsprechend dieses Vertrags (gegebenenfalls verlängert, die „Laufzeit“) am 1. Januar 2012 (der „Vertragsbeginn“) und ist unbefristet. Der leitende Angestellte hat einen Anspruch auf dreißig Werktage Erholungsurlaub pro Jahr.

Subject to termination as stated in Section VI., the term of employment of the Executive pursuant to this Agreement (as the same may be extended, the “Term”) shall commence on January 1, 2012 (the “Starting Date”), and shall be indefinite in time thereafter. The Executive shall be entitled to thirty working days vacation per year.

III. POSITION	III. POSITION
Während der Laufzeit soll der leitende Angestellte als President, Healthways International des Unternehmens der Position entsprechende und zusätzliche von dem Unternehmen zu bestimmende Pflichten erfüllen. Der leitende Angestellte stimmt zu, auf Anfrage, ohne zusätzliche Vergütung, als Mitglied des Board of Directors des Unternehmens (das „Board“) und/oder eines Organs einer Tochtergesellschaft des Unternehmens und/oder in einer oder mehreren leitenden Positionen innerhalb des Unternehmens und/oder einer Tochtergesellschaft des Unternehmens tätig zu werden, solange dies für den leitenden Angestellten durchführbar und zumutbar ist. Falls das Dienstverhältnis des leitenden Angestellten, aus welchem Grund auch immer, gekündigt wird, unabhängig davon, ob eine solche Kündigung freiwillig oder unfreiwillig erfolgt, wird der leitende Angestellte als Boardmitglied und geschäftsführendes Organ des Unternehmens (und jeder seiner Tochtergesellschaften) zurücktreten. Dieser Rücktritt darf nicht später wirksam werden als zum Zeitpunkt des Wirksamwerdens der Kündigung des Anstellungsverhältnisses des leitenden Angestellten mit dem Unternehmen. Das Unternehmen schließt für den leitenden Angestellten eine D&O-Versicherung bis zu einer Höhe von USD 65 Millionen ab.

During the Term, the Executive shall serve as President, Healthways International of the Company performing duties commensurate with the position and such additional duties as the Company shall determine. If asked, the Executive agrees to serve, without any additional compensation, as a director on the Board of Directors of the Company (the “Board”) and/or the board of directors of any subsidiary of the Company, and/or in one or more officer positions with the Company and/or any subsidiary of the Company as long as it is executable and feasible for the Executive. If the Executive’s employment is terminated for any reason, whether such termination is voluntary or involuntary, the Executive shall resign as a director and officer of the Company (and any of its subsidiaries), such resignation to be effective no later than the effective date of termination of the Executive’s employment with the Company. The Company provides the Executive protection through D&O insurance of up to USD 65 million.

IV. PFLICHTEN	IV. DUTIES
Der leitende Angestellte wird während der Laufzeit seine vollständige Zeit und Aufmerksamkeit während der üblichen deutschen Geschäftszeiten dem Geschäft und den Angelegenheiten des Unternehmens widmen. Soweit es keine Verletzung dieses Vertrages durch den leitenden Angestellten darstellt, kann der leitende Angestellte mit Zustimmung des Unternehmens angemessene Zeitperioden karitativen und gesellschaftlichen Aktivitäten und brancheninternen sowie beruflichen Aktivitäten und/oder der Erledigung persönlicher Investitionen widmen, solange diese Aktivitäten nicht die Erbringung der Pflichten des leitenden Angestellten beeinträchtigen. Der Arbeitsplatz ist München, Deutschland. Die Pflichten des leitenden Angestellten erfordern nationale und internationale Reisen.

During the Term, the Executive shall devote his full time and attention during normal German business hours to the business and affairs of the Company; provided, however, that it shall not be a violation of this Agreement for the Executive with the approval of the Company to devote reasonable periods of time to charitable and community activities and industry or professional activities, and/or to manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities under this Agreement. The place of work is Munich, Germany; the Executive’s duties require national and international travel.

V. VERGÜTUNG	V. COMPENSATION
A.      Grundgehalt
Das anfängliche jährliche Grundgehalt des leitenden Angestellten beträgt ab dem Vertragsbeginn 312.000 Euro brutto. Während der Laufzeit dieses Vertrages wird das Board (oder ein Ausschuss des Boards), auf Empfehlung des Chief Executive Officer („CEO“) mit Wirkung zum 1. Januar jedes Kalenderjahres nach Vertragsbeginn, das Grundgehalt des leitenden Angestellten überprüfen und dieses anheben falls und wenn dieses für angebracht erachtet wird. Das anfängliche Grundgehalt, welches gegebenenfalls während der Laufzeit erhöht wurde, ist definiert als das „Grundgehalt“. Das Grundgehalt ist netto abzüglich aller Bankgebühren in monatlich gleichen Beträgen in Übereinstimmung mit den üblichen Gehaltsabrechungsverfahren des Unternehmens zu zahlen und ist allen entsprechenden Steuern und Einbehaltungen unterworfen. Die Höhe des Grundgehalts, welches dem leitenden Angestellten zum Beendigungszeitpunkt (wie nachstehend definiert) auszubezahlen ist, ist zur Bestimmung der gesamten Abfindungszahlungen an den leitenden Angestellten heranzuziehen.

A.Base Salary
The Executive’s initial base salary as of the Starting Date is 312,000 Euros gross annually. Effective January 1 of each calendar year after the Starting Date during the Term of this Agreement, upon the recommendation of the Chief Executive Officer (“CEO”), the Board (or a committee of the Board) shall review the Executive’s base salary and may increase such amount if and as it may deem advisable. Such initial base salary, as it may be increased during the Term, is defined as the “Base Salary”. The Base Salary shall be payable net of all bank fees in monthly equal installments in accordance with the Company’s normal payroll practices, and is subject to all proper taxes and withholding. The Base Salary rate at which the Executive is being compensated on the Date of Termination (as defined below) shall be the Base Salary rate used in determining all severance amounts payable to the Executive hereunder.

B.Bonusplan
Ein solcher Bonus wird gegebenenfalls auf Empfehlung des CEO von dem Board (oder einem gebildeten Ausschuss, bestehend ausschließlich aus unabhängigen Direktoren), bestimmt und ist in Übereinstimmung mit den Bedingungen des Bonusplans, welcher durch das Unternehmen eingeführt wurde („Bonusplan“), auszubezahlen.

B.Bonus Plan
Such bonus, if any, as shall be determined upon the recommendation of the CEO by the Board (or any designated Committee of the Board comprised solely of independent directors), shall be paid in accordance with the terms and conditions of the bonus plan established for the Company (“Bonus Plan”).

C.Langfristige Leistungsprämien
Während der Laufzeit steht es dem Board (oder einem gebildeten Ausschuss, bestehend ausschließlich aus unabhängigen Direktoren) auf Empfehlung des CEO frei, langfristige Leistungsprämien entsprechend der Equity Incentive Pläne der Gesellschaft für den leitenden Angestellten in Betracht zu ziehen.

C.Long Term Incentive Awards
During the Term, upon the recommendation of the CEO, the Board (or any designated committee of the Board comprised solely of independent directors) is free to consider any long term incentive awards to the Executive pursuant to the Company’s equity incentive plans.

D.Geschäftswagen Das Unternehmen stellt dem leitenden Angestellten einen Geschäftswagen zur Verfügung.	D.Company Car The Company will provide the Executive with a company car.
1.Der leitende Angestellte hat einen Anspruch auf einen Geschäftswagen zu einer monatlichen Leasingrate von 1.000 Euro brutto („Fahrzeugwert“) zuzüglich Versicherung, Service und Instandhaltung und Verbrauchsmaterialien (z.B. Benzin, Öl etc.). Die Leasingrate ist unter Zugrundelegen einer Leasingdauer von drei Jahren berechnet, nach welcher ein neues Fahrzeug vom leitenden Angestellten ausgewählt werden kann.

1.The Executive shall be entitled to receive a company car with a monthly leasing rate of 1,000 Euro gross (“Car Value”) plus insurance, service and maintenance and consumables (e.g., petrol, oil, etc.). This leasing rate is calculated on the basis of a three-year leasing after which a new car can be chosen by the Executive.

2.Falls sich der leitende Angestellte entscheidet ein Fahrzeug zu nutzen, dessen Leasingrate höher ist als der Fahrzeugwert, muss der leitende Angestellte die Differenz zur tatsächlichen Leasingrate tragen.
2.If the Executive decides to use a car, of which the leasing rate is higher than the Car Value, the Executive has to bear the difference in the factual leasing rate.
3.Falls sich der leitende Angestellte entscheidet ein Fahrzeug zu verwenden, dessen Leasingrate niedriger ist als der Fahrzeugwert, erhält der leitende Angestellte die Differenz als zusätzliche Bruttovergütung.
3.If the Executive decides to use a car, of which the leasing rate is lower than the Car Value, the Executive receives the difference as additional gross salary.

4.Der Dienstwagen kann für private Zwecke genutzt werden. Dies führt zu einem geldwerten Vorteil, dessen Betrag zu einem einheitlichen Steuersatz entsprechend den derzeitigen steuerrechtlichen Bestimmungen oder anderer nach dem deutschen Steuerrecht zulässiger steuerlicher Ansätze zu versteuern ist. Diese Steuer ist von dem leitenden Angestellten zu entrichten.

4.The company car can be used for private purposes. This results in a non-cash benefit of which the amount will be taxed on a flat-rate according to the current tax regulations, or through other tax approaches as permitted by German tax law. This tax is to be borne by the Executive.

5.Falls zum Ende der Leasingdauer der leitende Angestellte eine höhere Kilometerleistung abgerufen hat als im Leasingvertrag festgelegt wurde, muss der leitende Angestellte für die zusätzliche Kilometerleistung aufkommen.
5.If at the end of the leasing period the Executive has used more mileage than provided for in the leasing agreement the Executive has to pay for the additional mileage.
6.Falls zum Ende der Leasingdauer der leitende Angestellte eine niedrigere Kilometerleistung abgerufen hat als im Leasingvertrag festgelegt wurde, hat der leitende Angestellte einen Anspruch auf Erhalt der Differenz als zusätzlichen Bruttoverdienst.
6.If at the end of the leasing period the Executive has used less mileage than provided for in the leasing agreement, the Executive is entitled to receive the difference as additional gross salary.
E.Arbeitsverhinderung
Im Falle einer vorübergehenden Arbeitsverhinderung aufgrund von Krankheit oder anderen unverschuldeten Gründen, wird das Unternehmen dem leitenden Angestellten sein Grundgehalt und weitere Leistungen bis zu einer Dauer von sechs Wochen fortzahlen. Im Falle der Arbeitverhinderung über einen längeren Zeitraum als sechs Wochen wird das Unternehmen dem leitenden Angestellten für eine Höchstdauer von 18 Monaten (um Zweifel auszuschließen, einschließlich der sechs Wochen vorübergehender Arbeitsunfähigkeit) die Differenz zwischen jeglichen Leistungen, die der leitende Angestellte von einer Krankenversicherung (z.B. Krankengeld) erhält und seinem Grundgehalt und den weiteren Leistungen fortzahlen. Die demnach versprochene Entgeltfortzahlung wird in keinem Fall für die Zeit nach der Beendigung des Anstellungsverhältnisses geleistet.

E.Disability to Work
In the event of temporary disability to work for reasons of illness or any other cause beyond his control, the Company shall continue to pay the Executive his base salary and other benefits for up to six weeks. In the event of disability to work for a longer period then six weeks the Company will pay to the Executive for a maximum of total 18 months (for the avoidance of doubt including the six weeks of temporary disability to work) the difference between any benefits that the Executive receives from any health insurance (e.g. sickness pay) and his base salary and benefits. The continued payment of salary provided for hereunder shall in no event be made for any period after termination of employment.

F.Doppelbesteuerung
Sollte der leitende Angestellte wegen seiner Tätigkeit aufgrund dieses Vertrages in anderen Ländern als Deutschland steuerpflichtig werden, wird das Unternehmen die Kosten für eine Steuerberatung übernehmen und den finanziellen Nachteil gegenüber einer (fiktiven) Besteuerung in Deutschland, welche aufgrund dieses Sachverhalts anfallen würde, kompensieren.

F.Dual Taxation
Should the Executive due to his employment according to this Agreement be subject to taxes in other countries then Germany the Company will pay for tax advice and compensate for the financial disadvantage vis-à-vis a (fictitious) taxation in Germany accruing from this fact.

G.      Andere Leistungen
Zusätzlich zu den hierin besonders vorgesehenen Leistungen hat der leitende Angestellte während der Laufzeit einen Anspruch auf Zahlungen in der Höhe von 80% seiner monatlichen Beiträge zur privaten Krankenversicherung und auf Zahlung eines Beitrages in der Höhe von 5% seines monatlichen Bruttogrundlohnes in einen privaten Pensionsfond seiner Wahl. Der 5%ige Beitrag erfolgt zusätzlich zu den standardmäßigen 4%, welche bereits von dem Unternehmen zu seinen Gunsten bezahlt werden.

G.Other Benefits
In addition to the benefits specifically provided for herein, during the Term the Executive shall be entitled to payments in the amount of 80% of his monthly private health insurance contributions and a payment in the amount of 5% of his monthly gross base salary towards a private pension fund of his choice. The 5% contribution is in addition to the standard 4% which are already being contributed by the Company on his behalf.

Zusätzlich zu den hierin besonders vorgesehenen Leistungen hat der leitende Angestellte während der Laufzeit einen Anspruch auf Teilhabe an allen besonderen Leistungsplänen für leitende Mitarbeiter, die von dem Unternehmen unterhalten werden, allgemein gemäß den Bedingungen dieser Pläne (ausschließlich CAP, nationale LTIP), sofern nicht anderweitigen Vereinbarungen zwischen dem leitenden Angestellten und dem Unternehmen getroffen wurden.

In addition to the benefits specifically provided for herein, during the Term the Executive shall be entitled to participate in all officer specific benefit plans maintained by the Company generally according to the terms of such plans (excluding CAP, domestic LTIP) unless agreed otherwise by the Executive and the Company.

VI. BEENDIGUNG DES VERTRAGES	VI. TERMINATION OF AGREEMENT
Die Anstellung des leitenden Angestellten gemäß dieses Vertrags kann nur unter Beachtung der im nachfolgenden Abschnitt genannten Bedingungen gekündigt werden. Im Rahmen dieses Abschnitts VI. bezeichnet das „Datum der Beendigung“ das Datum der Übergabe der Kündigungs- oder Rücktrittserklärung, sowohl durch das Unternehmen als auch durch den leitenden Angestellten, und das „Wirksamkeitsdatum“ den letzten Tag des rechtsgültigen Arbeitsverhältnisses (z.B. den Tag, an welchem die Kündigung wirksam wird).

The Executive’s employment under this Agreement shall not be terminated except as set forth in this Section. For this Section VI. the date of delivery of a notice of termination or resignation by either the Company or the Executive shall constitute the “Date of Termination” and the last day of the legal employment relationship (i.e. the day on which the notice will be effective) shall constitute the “Effective Date”.

A.Durch beiderseitige Zustimmung
Das Anstellungsverhältnis des leitenden Angestellten entsprechend dieses Vertrages kann jederzeit durch eine beidseitige schriftliche Vereinbarung des Unternehmens und dem leitenden Angestellten unter den zwischen den Parteien vereinbarten Bedingungen beendet werden.

A.By Mutual Consent
The Executive’s employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive upon such terms as are agreed upon between the parties.

B.Tod
Falls der leitende Angestellte während der Laufzeit dieses Vertrages verstirbt, wird das Unternehmen das bis zum Datum seines Todes fällige Grundgehalt an den von dem leitenden Angestellten vorgesehnen Begünstigten zahlen sowie einen anteiligen Betrag nach Maßgabe eines jeden Bonusplanes oder anderer Vergütung, zu welcher er ansonsten zu seinem Todeszeitpunkt berechtigt wäre. Der Betrag des Bonusplanes wird nach Ende des Geschäftsjahres, für welches der Bonusplan besteht, bestimmt und ausbezahlt. Der Betrag des bis zum Datum seines Todes fälligen Grundgehaltes soll seinem vorgesehenen Begünstigten innerhalb von dreißig (30) Tagen nach dem Tod des leitenden Angestellten ausbezahlt werden, wobei das Auszahlungsdatum nach alleinigem Ermessen des Unternehmens gewählt werden kann. Jeglicher Bonus wird zu dem im Bonusplan vorgesehnen Zeitpunkt ausbezahlt. Des weiteren werden alle ausstehenden Aktienoptionen, Belegschaftsaktien, Belegschaftsaktieneinheiten und jegliche andere noch nicht ausübbare aktienbasierende Leistungszulagen für ihren festgelegten Zeitraum ausschließlich in Übereinstimmung mit den Zuerkennungsbedingungen, die zwischen dem Unternehmen und dem leitende Angestellten zu seinem Todeszeitpunkt gelten, übertragen und/oder verbleiben ausübbar. Darüber hinaus hat das Unternehmen keine weiteren Verpflichtungen gegenüber dem leitenden Angestellten, den Vertretern seines Nachlasses oder seinen Erben, mit der Ausnahme, dass den Nachlassvertretern und/oder den Begünstigten des leitenden Angestellten solche Beträge auszubezahlen sind, die unter den dann gültigen Lebensversicherungsrichtlinien des Unternehmens oder anderen Plänen auszubezahlen sind, da sie zu Leistungen in Beziehung stehen, die an den Todesfall anknüpfen.

B.Death
If Executive dies during the Term of this Agreement, the Company shall pay his Base Salary due through the date of his death to the Executive’s designated beneficiary plus a pro-rata portion of any Bonus Plan or other compensation to which he is otherwise entitled as of the time of his death, which Bonus Plan amount will be determined and paid after the end of the fiscal year for which the Bonus Plan was in place. The amount of Base Salary due through the date of the Executive’s death shall be paid to his designated beneficiary within thirty (30) days of the Executive’s death, with the date of such payment chosen by the Company in its sole discretion. Any bonus shall be paid at such time designated in the Bonus Plan. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the award agreements to which the Company and the Executive are parties at the time of his death. The Company shall then have no further obligations to the Executive or any representative of his estate or his heirs except that Executive’s estate or beneficiaries, as the case may be, shall be paid such amounts as may be payable under the Company’s life insurance policies and other plans as they relate to benefits following death then in effect.

C.Durch das Unternehmen aus wichtigem Grund	C.By the Company for Cause
1.Die Anstellung des leitenden Angestellten kann durch das Unternehmen aus wichtigem Grund („außerordentliche Kündigung“) mit sofortiger Wirkung beendet werden. Im Rahmen dieses Abschnitts (C) sind das Datum der Beendigung und das Wirksamkeitsdatum identisch.

1.The Executive’s employment may be terminated by the Company for cause (“außerordentliche Kündigung”) with immediate effect. Under this Section (C) Date of Termination and Effective Date are the same.

2.Falls das Anstellungsverhältnis des leitenden Angestellten aufgrund dieses Abschnitts (C) beendet wird, hat der leitende Angestellte einen Anspruch auf Erhalt des gesamtem Grundgehaltes und anderer Leistungen, welche dem leitenden Angestellten aufgrund dieses Vertrages bis zum Wirksamkeitsdatum der Beendigung zustehen.

2.If the Executive’s employment is terminated under this Section (C), the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the effective Date of Termination.

3.Alle ausstehenden Aktienoptionen, Belegschaftsaktien, Belegschaftsaktieneinheiten und jegliche anderen ausübbaren aktienbasierten Vergütungen verbleiben ausschließlich in Übereinstimmung mit den Zuerkennungsbedingungen, die zwischen dem Unternehmen und dem leitende Angestellten zu Datum der Wirksamkeit der Beendigung des Arbeitsverhältnisses gelten, ausübbar. Alle aktienbasierten Leistungszulagen, die zum Wirksamkeitsdatum noch nicht ausübbar sind, verfallen mit dem Wirksamkeitsdatum der Beendigung des Arbeitsverhältnisses.

3.All outstanding stock options, restricted stock, restricted stock units and any other vested equity incentives shall remain exercisable solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination. All equity incentives that are not vested at the Effective Date shall terminate on the Effective Date.

4.Des Weiteren findet das nachvertragliche Wettbewerbsverbot einschließlich der entsprechenden Entschädigungszahlung gemäß nachfolgendem Abschnitt IX. Anwendung.	4.In addition, the post-contractual non-compete including the respective payment as per Section IX. below applies.
D.Durch das Unternehmen ohne wichtigen Grund	D.By the Company Without Cause
1.Das Anstellungsverhältnis des leitenden Angestellten kann nach Empfehlung des CEO von dem Board jederzeit ohne wichtigen Grund durch Übergabe einer schriftlichen Kündigungserklärung an den leitenden Angestellten gekündigt werden. Falls das Anstellungsverhältnis des leitenden Angestellten aufgrund dieses Abschnittes (D) gekündigt wird, hat der leitende Angestellte einen Anspruch auf:

1.The Executive’s employment may be terminated by the Board upon recommendation of the CEO at any time without cause by delivery of a written notice of termination to the Executive. If the Executive’s employment is terminated under this Section (D), the Executive shall be entitled to receive:

a.jegliches Grundgehalt und Leistungen, welche dem leitenden Angestellten bis zum Wirksamkeitsdatum zustehen und einen anteiligen Betrag nach Maßgabe eines jeden Bonusplanes oder anderer Vergütungen, zu welcher er ansonsten zum Zeitpunkt des Wirksamkeitsdatums berechtigt ist. Der Betrag des Bonusplans wird am Ende des Geschäftsjahrs für welches der Bonusplan bestand, bestimmt und entsprechend den Bedingungen eines solchen Bonusplans ausbezahlt;

a.all Base Salary and benefits due to the Executive through the Effective Date and a pro-rata portion of any Bonus Plan or other compensation to which he is otherwise entitled as of the Effective Date, which Bonus Plan amount will be determined after the end of the fiscal year for which the Bonus Plan was in place and paid in accordance with the terms of such Bonus Plan;

b.einen Betrag im Wert des Grundgehalts des leitenden Angestellten für insgesamt achtzehn (18) Monate für die Zeit nach dem Wirksamkeitsdatum.	b.an amount equal to the Executive’s Base Salary for a total of eighteen (18) months following the Effective Date.

2.Der Betrag der obigen Bestimmung 1(b) ist dem leitenden Angestellten periodisch zu den regulären Gehaltsabrechnungsdaten, beginnend am Wirksamkeitstag, auszubezahlen. Des weiteren werden oder bleiben alle ausstehenden Aktienoptionen, Belegschaftsaktien, Belegschaftsaktieneinheiten und jegliche anderen noch nicht ausübbaren aktienbasierten Leistungszulagen für ihren festgelegten Zeitraum ausschließlich in Übereinstimmung mit den Zuerkennungsbedingungen, die zwischen dem Unternehmen und dem leitende Angestellten zum Datum der Wirksamkeit der Beendigung des Arbeitsverhältnisses gelten, ausübbar.

2.The amount in clause 1(b) above shall be paid to the Executive periodically at the regular payroll dates commencing as of the Effective Date. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Effective Date.

3.Die Beteiligung an der privaten Krankenversicherung wird für achtzehn (18) Monate nach dem Wirksamkeitsdatum fortgeführt werden.	3.The contribution to the private health insurance will continue for eighteen months after the Effective Date.
4.Im Falle einer Kündigung entsprechend diesem Abschnitts (D) hat der leitende Angestellte einen Anspruch auf einen Geschäftswagen entsprechend dem obigen Abschnitt V.(D) für einen Zeitraum von achtzehn (18) Monaten nach dem Wirksamkeitsdatum.

4.In case of a termination according to this Section (D) the Executive shall be entitled to a company car according to Section V.(D) above for a period of eighteen (18) months following the Effective Date.

5.Des Weiteren findet das nachvertragliche Wettbewerbsverbot einschließlich der entsprechenden Entschädigungszahlung gemäß unten stehendem Abschnitt IX Anwendung.	5.In addition, the post-contractual non-compete including the respective payment as per Section IX. below applies.

E.Durch den leitenden Angestellten aus triftigem Grund	E.By the Executive for Good Reason
1.Das Dienstverhältnis des leitenden Angestellten kann von dem leitenden Angestellten durch Übergabe einer schriftlichen Mitteilung seiner Kündigung innerhalb von sechzig (60) Tagen nach Eintritt einer der nachfolgenden Gründe gekündigt werden. Jeder dieser Gründe begründet einen „triftigen Grund“ für eine Kündigung:

1.The Executive’s employment may be terminated by the Executive by written notice of his resignation delivered within sixty (60) days after the occurrence of any of the following events, each of which shall constitute “Good Reason” for resignation:

a.eine Anweisung des Unternehmens, den leitenden Angestellten an einen Standort zu versetzen, welcher mehr als fünfundzwanzig (25) Meilen von dem Büro liegt, in welchem der leitende Angestellte seine vertraglich bestehenden Pflichten zum Zeitpunkt einer solchen Versetzung ausübt. Im Sinne dieses Vertrages ist der Standort des leitenden Angestellten München, Deutschland;

a.a requirement by the Company to relocate the Executive to a location that is greater than twenty-five (25) miles from the location of the office in which the Executive performs his duties hereunder at the time of such relocation. For the purpose of this Agreement, the location of the Executive is Munich, Germany;

b.wenn in Zusammenhang mit einem Change of Control der Nachfolger (natürliche oder juristische Person) oder das Board die Pflichten aus diesem Vertrag nicht mehr beachtet oder dem leitenden Angestellten keinen Anstellungsvertrag anbietet, welcher Bestimmungen enthält, die im wesentlichen vergleichbar zu diesem Vertrag oder ansonsten für den leitenden Angestellten zufriedenstellend sind, und welcher von dem leitenden Angestellten unterzeichnet wird; oder

b.in connection with a Change in Control, a failure by the successor person or entity, or the Board, either to honor this Agreement or to present the Executive with an employment agreement containing provisions substantially similar to this Agreement or otherwise satisfactory to the Executive and which is executed by the Executive; or

c.eine wesentliche Reduzierung des Titels des leitenden Angestellten oder eine wesentliche und nachteilige Änderung des Status und der Verantwortung des leitenden Angestellten oder die Übertragung von Pflichten und Verantwortung an den leitenden Angestellten, welche im wesentlichen nicht dem Status und der Verantwortung des leitenden Angestellten entsprechen;

c.a material reduction in the Executive’s title, or a material and adverse change in Executive’s status and responsibilities, or the assignment to Executive of duties or responsibilities which are materially inconsistent with Executive’s status and responsibilities;

d.wenn im Zusammenhang mit einen Change of Control sich das Vorgesetztenverhältnis zum CEO von Healthways ändert, oder	d.in connection with a Change of Control, the Executive’s reporting relationship is changed from the CEO of Healthways, or
e.bei Vorliegen eines wichtigen Grundes („außerordentliche Kündigung“) nach deutschem Recht.	e.a reason for cause (“außerordentliche Kündigung”) as per German law.
2.Der leitende Angestellte hat dem Unternehmen innerhalb von sechzig (60) Tagen nach Auftreten eines der in den obigen Unterabsätzen (a), (b), (c) oder (d) genannten Ereignissen (die „Ereignisse eines triftigen Grundes“) schriftlich seine Absicht zu kündigen mitzuteilen. Das Unternehmen hat danach sechzig (60) Tage (die „Behebungsfrist“) um das/ die Ereignis(se) eines triftigen Grundes zu beseitigen; in diesem Fall hat dann der leitende Angestellte nicht mehr das Recht aus triftigem Grund zu kündigen. Falls das Unternehmen scheitert das/die Ereignis(se) eines triftigen Grundes vor Ablauf der Behebungsfrist zu beseitigen, kann der leitende Angestellte aus triftigem Grund kündigen und erhält die Leistungen, die nachstehend beschrieben sind, sofern die Kündigung aus triftigem Grund innerhalb von dreißig (30) Tagen nach Ablauf der Behebungsfrist erfolgt, anderenfalls wird davon ausgegangen, dass auf das Recht aus triftigem Grund zu kündigen verzichtet wurde. Im Falle des Unterabsatzes (e) erfolgt die Kündigung aus triftigem Grund sofort und mit sofortiger Wirkung. Falls der leitende Angestellte aus triftigem Grund, wie in diesem Abschnitt (E) definiert, kündigt, hat der leitende Angestellte einen Anspruch auf:

2.The Executive shall give the Company written notice of his intention to resign for Good Reason (stating the reason therefore) within sixty (60) days after the occurrence of one of the events stated in subparagraphs (a), (b), (c), or (d) above (the “Good Reason Events”) and the Company shall have sixty (60) days (the “Cure Period”) thereafter to rescind the Good Reason Event(s), in which event the Executive no longer shall have the right to resign for Good Reason. If the Company fails to rescind the Good Reason Event(s) before the expiration of the Cure Period, then the Executive may resign for Good Reason and receive the benefits described below so long as the resignation for Good Reason occurs within thirty (30) days following the expiration of the Cure Period, otherwise the right to resign on the basis of that Good Reason Event(s) shall be deemed to have been waived. In case of subparagraph (e) the resignation for Good Reason occurs immediately and with immediate effect. If the Executive resigns for Good Reason as defined in this Section (E), the Executive shall be entitled to receive:

a.jegliches Grundgehalt und Leistungen, welche dem leitenden Angestellten bis zum Wirksamkeitsdatum zustehen und einen anteiligen Betrag nach Maßgabe eines jeden Bonusplanes oder anderer Entschädigung, zu welcher er ansonsten zum Zeitpunkt des Wirksamkeitsdatums berechtigt ist. Der Betrag des Bonusplanes wird am Ende des Geschäftsjahres, für welches der Bonusplan bestand, bestimmt und entsprechend den Bedingungen eines solchen Bonusplanes ausbezahlt. Im Falle einer Kündigung nach Unterabsatz (e) wird das fiktive Wirksamkeitsdatum im Falle der Einhaltung einer Kündigungsfrist zugrunde gelegt;

a.all Base Salary and benefits due to the Executive under this Agreement through the Effective Date and a pro-rata portion of any Bonus Plan or other compensation to which he is otherwise entitled as of the Effective Date, which Bonus Plan amount will be determined after the end of the fiscal year for which the Bonus Plan was in place and paid in accordance with the terms of such Bonus Plan. In case of a resignation according to subparagraph (e) the hypothetical Effective Date in case of an observance of a notice period shall be taken into account;

b.einen Betrag im Wert des Grundgehalts des leitenden Angestellten für insgesamt achtzehn (18) Monate für die Zeit nach dem Wirksamkeitsdatum.	b.an amount equal to Executive’s Base Salary and benefits for a total of eighteen (18) months following the Effective Date; and
c.die Beteiligung an der privaten Krankenversicherung für achtzehn (18) Monate nach dem Wirksamkeitsdatum.	c.contributions to the private health insurance for eighteen months (18) following the Effective Date.

3.Der Betrag der obigen Bestimmung 2(b) und (c) ist dem leitenden Angestellten periodisch zu den regulären Gehaltsabrechnungsdaten, beginnend am Wirksamkeitsdatum, auszubezahlen. Des weiteren werden alle ausstehenden Aktienoptionen, Belegschaftsaktien, Belegschaftsaktieneinheiten und jegliche andere noch nicht ausübbare aktienbasierte Leistungszulagen für ihren festegelegten Zeitraum ausschließlich in Übereinstimmung mit den Zuerkennungsbedingungen, die zwischen dem Unternehmen und dem leitende Angestellten zu Datum der Wirksamkeit der Beendigung des Arbeitsverhältnisses gelten, übertragen und/oder verbleiben ausübbar.

3.The amount in clause 2(b) and (c) above shall be paid to the Executive periodically at the regular payroll dates commencing as of the Effective Date. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Effective Date.

4.Im Falle einer Kündigung entsprechend dieses Abschnitts (E) hat der leitende Angestellte einen Anspruch auf einen Geschäftswagen entsprechend dem obigen Abschnitt V.(D) für einen Zeitraum von achtzehn (18) Monaten nach dem Wirksamkeitsdatum.

4.In case of a termination according to this Section (E) the Executive shall be entitled to a company car according to Section V. (D) above for a period of eighteen (18) months following the Effective Date.

5.Des Weiteren findet das nachvertragliche Wettbewerbsverbot einschließlich der entsprechenden Entschädigungszahlung gemäß unten stehendem Abschnitt IX. Anwendung.	5.In addition, the post-contractual non-compete including the respective payment as per Section IX. below applies.

F.Durch den leitenden Angestellten ohne triftigen Grund Der leitende Angestellte kann sein Dienstverhältnis jederzeit durch Übergabe einer schriftlichen Kündigungserklärung an das Unternehmen beenden	F.By the Executive Without Good Reason The Executive may terminate his employment at any time by delivery of a written notice of resignation to the Company
1.Falls das Dienstverhältnis des leitenden Angestellten aufgrund dieses Abschnitts (F) beendet wird, hat der leitende Angestellte bis zum Datum der Wirksamkeit der Kündigung einen Anspruch auf Erhalt des gesamtem Grundgehaltes und anderer Leistungen, welche dem leitenden Angestellten aufgrund dieses Vertrages bezahlt oder zur Verfügung gestellt werden.

1.If the Executive’s employment is terminated under this Section (F), the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Effective Date.

2.Des Weiteren findet das nachvertragliche Wettbewerbsverbot einschließlich der entsprechenden Entschädigungszahlung gemäß unten stehendem Abschnitt IX. Anwendung.	2.In addition, the post-contractual non-compete including the respective payment as per Section IX. below applies.
3.Des weiteren werden alle ausstehenden Aktienoptionen, Belegschaftsaktien, Belegschaftsaktieneinheiten und jegliche anderen ausübbare aktienbasierenden Leistungszulagen für ihren festgelegten Zeitraum ausschließlich in Übereinstimmung mit den Zuerkennungsbedingungen, die zwischen dem Unternehmen und dem leitende Angestellten zum Wirksamkeitsdatum gelten, übertragen und/oder verbleiben, ausübbar.

3.Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other vested equity incentives shall remain exercisable solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination. All equity incentives that are not vested at the Effective Date shall terminate on the Effective Date.

G.Zahlungen im Anschluss an einen Change of Control	G.Payments following a Change in Control
1.Falls die Kündigung des Dienstverhältnisses des leitenden Angestellten ohne wichtigen Grund (entsprechend Abschnitt (D)) oder aus triftigem Grund (entsprechend Abschnitt (E)) innerhalb von zwölf (12) Monaten nach einem Change of Control erfolgt, werden die entsprechend Abschnitt (D) oder (E) zu bezahlenden Beträge als der „Change of Control-Entschädigungsbetrag“ bezeichnet und sind dem leitenden Angestellten in einem Pauschalbetrag nicht später als sechzig (60) Tage nach dem Wirksamkeitsdatum auszubezahlen, wobei der Zeitpunkt nach dem alleinigen Ermessen des Unternehmens bestimmt wird. Des weiteren werden alle ausstehenden Aktienoptionen, Belegschaftsaktien, Belegschaftsaktieneinheiten und jegliche anderen nicht garantierten aktienbasierenden Leistungszulagen für ihren festgelegten Zeitraum ausschließlich in Übereinstimmung mit den Zuerkennungsbedingungen, die zwischen dem Unternehmen und dem leitende Angestellten zum Wirksamkeitsdatum gelten, übertragen und/oder verbleiben, ausübbar.

1.If the Executive’s termination of employment without cause (pursuant to Section (D)) or for Good Reason (pursuant Section (E)) happens within twelve (12) months following a Change in Control, then the amounts payable pursuant Sections (D) or (E) shall be referred to as the “Change in Control Severance Amount” and shall be paid to the Executive in a lump-sum no later than sixty (60) days following the Effective Date with the date of such payment determined by the Company at its sole discretion. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Effective Date.

2.Im Sinne dieses Vertrages bedeutet ein „Change of Control“ eines der nachfolgenden Ereignisse:	2.For the purposes of this Agreement, a “Change in Control” shall mean any of the following events:
i) Jede natürliche oder juristische Person, einschließlich einer „Gruppe”, wie in Paragraph 13(d)(3) des Security Exchange Act 1934 in aktueller Fassung (der „Exchange Act“) definiert, mit Ausnahme des Unternehmens oder einer hundertprozentigen Tochtergesellschaft davon oder eines Employee Benefit Plan des Unternehmens oder einer seiner Tochtergesellschaften, die wirtschaftliche Eigentümerin von Anteilen am Unternehmen wird und 35% oder mehr der Stimmrechte der zu diesem Zeitpunkt ausgegebenen Anteile am Unternehmen hält, welche für die Wahl des Boards abgeben werden können (andere als in Folge einer durch das Unternehmen eingeleiteten Ausgabe von Anteilen im gewöhnlichen Geschäftslauf);

i) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

ii) wenn als Ergebnis einer oder in Verbindung mit einem Cash-Kauf- oder Tauschangebot, einer Verschmelzung oder anderen Unternehmenszusammenschlüssen, einem Verkauf von Vermögenswerten oder einer angefochtenen Wahl oder einer Kombination der genannten Vorgänge nach einem solchen Vorgang weniger als die Mehrheit der Stimmrechte der zu diesem Zeitpunkt ausgegebenen Anteile am Unternehmen oder einer Nachfolgegesellschaft oder -person, die allgemein dazu berechtigen die Boardmitglieder des Unternehmens oder einer solchen Nachfolgegesellschaft oder -person zu wählen, insgesamt von Inhabern der Anteile des Unternehmens gehalten werden, die allgemein berechtigt waren vor einer solchen Transaktion Boardmitglieder des Unternehmens zu wählen; oder

ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

iii) während eines Zeitraumes von zwei (2) aufeinanderfolgenden Jahren, Personen, welche zu Beginn eines solchen Zeitraumes das Board bilden, aus irgendeinem Grund aufhören wenigstens die Mehrheit hiervon zu bilden, außer wenn die Wahl oder Nominierung zur Wahl durch die Aktieninhaber des Unternehmens eines jeden dieser während dieses Zeitraumes erstmals gewählt Boardmitglieder, durch ein Votum von wenigstens Zweidritteln der Boardmitglieder des Unternehmens genehmigt wurde, die zu diesem Zeitpunkt noch im Amt und zu Beginn eines solchen Zeitraumes bereits Boardmitglieder des Unternehmens waren.

iii) during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

3.Entrichtung der Steuern. Falls in Zusammenhang mit einem Change of Control, irgendeine Zahlung des Unternehmens, welche nach ihrer Art eine Vergütung ist, an oder zugunsten des leitenden Angestellten eine „excess parachute payment“ (und/oder ein deutsches Pendant) darstellt, hat das Unternehmen dem leitenden Angestellten auf Aufforderung einen Betrag gleichwertig zu dem Betrag zu erstatten, der dem Wert der Steuer auf den gesamten Betrag des excess parachute payments entspricht („Aufzahlungsbetrag“). Die Bezahlung des „Aufzahlungsbetrages“ gegenüber dem leitenden Angestellten erfolgt, sobald vernünftigerweise möglich, nach dem Zahlungsverlangen des leitenden Angestellten, aber auf keinen Fall später als am 31. Dezember des Jahres, welches dem Jahr in welchem die Steuer gegenüber der Steuerbehörde entrichtet wurde, nachfolgt.

3.Excise Tax Payment. If, in connection with a Change in Control, any payment in the nature of compensation to, or for the benefit of, the Executive from the Company (or any successor in interest) constitutes an “excess parachute payment” (and/or a German equivalent) the Company shall pay to the Executive, on demand, an amount equal to the amount of excise tax on the entire amount of Excess Parachute Payments (“Gross-up Amount”). The payment of the “Gross-up Amount” due to the Executive shall be paid as soon as reasonably possible following demand of payment by the Executive, but in no event later than on December 31 of the year following the year of the tax is paid to the tax authorities.

H.Kündigungsfrist
Die Parteien vereinbaren für Kündigungen gemäß den vorstehenden Abschnitten (D), (E) und (F) eine Kündigungsfrist von sechs (6) Monaten zum Ende des Kalendermonats. Im Falle einer Kündigung aus wichtigem Grund entsprechend Abschnitt (E)(1)e. endet das Dienstverhältnis mit sofortiger Wirkung. Das Unternehmen zahlt dem leitenden Angestellten während der Kündigungsfrist wie beschrieben sein Grundgehalt und seine Leistungen bis zum letzten Tag der Kündigungsfrist. Diese Kündigungsfrist beschränkt keinen Anspruch des leitenden Angestellten auf zusätzliche Abfindungszahlungen gemäß den obigen Abschnitten (D), (E) oder (F). Wenn das Unternehmen beschließt den leitenden Angestellten während der Kündigungsfrist freizustellen, ist das zwischen dem ersten Tag der Freistellung und dem Wirksamkeitsdatum zu bezahlende Grundgehalt auf die gemäß den obigen Abschnitten (D) oder (E) zu leistenden Abfindungszahlungen anzurechnen. Die Zahlung von Abfindungszahlungen gemäß den obigen Abschnitten (D) oder (E) beginnt zum Zeitpunkt des ersten Tages der Freistellung. Es besteht Einigkeit darüber, dass der leitende Angestellte nicht weniger erhält, als er aufgrund seines Anspruchs auf Abfindung gemäß (D), (E), oder beziehungsweise (F) hat.

H.Notice Period
The parties agree to a notice period for terminations according to Sections (D), (E) and (F) above of six (6) months to the end of a calendar month. In case of a termination for cause according to Section (E)(1)e. the employment relationship will terminate with immediate effect. The Company will pay the Executive his Base Salary and benefits through the notice period until the last day of the notice period as stipulated above. This notice period does not limit any entitlement by the Executive for additional severance payments according to Sections (D), (E) or (F) above. If the Company decides to put the Executive on “Garden Leave” (“Freistellung”) during the notice period, fixed salary paid between the first day of “Garden Leave” and the Effective Date shall be set off against severance payments made according to Sections (D) or (E) above. The payment of severance payments according to Sections (D) or (E) above shall start at the moment of the first day of the Garden Leave. It is understood, however, that the Executive shall not receive less than his entitlement of severance according to Sections (D), (E), or (F) respectively.

VII. ZUSICHERUNGEN	VII. REPRESENTATIONS
Der leitende Angestellte sichert zu und gewährleistet, dass er nicht Partei eines Vertrages oder einer Übereinkunft ist, welche ihn davon abhalten würde in seine Pflichten aus diesem Vertrag einzutreten oder diese zu erfüllen.
The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.
VIII. ABTRETUNG; VERBINDLICHE VEREINBARUNG	VIII. ASSIGNMENT, BINDING AGREE-MENT

Dieser Vertrag ist ein höchstpersönlicher Vertrag und die sich hieraus ergebenden Rechte und Interessen des leitenden Angestellten dürfen von ihm nicht verkauft, übertragen, abgetreten, verpfändet oder belastet werden, außer wenn dies anderweitig ausdrücklich aufgrund der Bestimmungen dieses Vertrages erlaubt ist. Dieser Vertrag tritt in Kraft zugunsten des leitenden Angestellten und ist von ihm und seinen persönlichen und gesetzlichen Vertretern, Testamentsvollstreckern, Verwaltern, Rechtsnachfolgern, Erben, Ausschüttungsempfängern und Vermächtnisnehmern vollziehbar. Falls der leitende Angestellte sterben sollte, solange noch ein Betrag hierunter an ihn auszubezahlen wäre, würde der leitende Angestellte noch weiterleben, so sind alle diese Beträge, soweit hierin nichts anderes aufgenommen wurde, in Übereinstimmung mit den Bedingungen dieses Vertrages an seine Erben, Vermächtnisnehmer oder andere Beauftragte, oder, falls es solche Beauftragte nicht gibt in seinen Nachlass auszuzahlen.

This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

IX. GEHEIMHALTUNG, WETTBEWERBSVERBOT, ABWERBUNGSVERBOT	IX. CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION
A.Der leitende Angestellte bestätigt, dass:	A.The Executive acknowledges that:
1. der vom Unternehmen betriebene Geschäftsbetrieb, nämlich Dienstleistungen der Gesundheitsunterstützung (care and health support) (der „Geschäftsbetrieb“), in hohem Maße dem Wettbewerb ausgesetzt ist und dass das Dienstverhältnis des leitenden Angestellten bei dem Unternehmen erfordert, dass der leitende Angestellte Zugang zu und Kenntnis von vertraulichen Informationen des Unternehmens in Bezug auf seine Businesspläne, Finanzdaten, Marketing-Programmen, Kundeninformationen, Verträge und andere Betriebsgeheimnisse hat, die in jedem Fall umfassender sind, als solche Informationen ohne Verletzung dieses Vertrages dem leitenden Angestellten allgemein bekannt oder öffentlich zugänglich wären;

1.the business made by the Company of providing care and health support services in which the Company is engaged (the “Business”) is intensely competitive and that the Executive’s employment by the Company will require that the Executive have access to and knowledge of confidential information of the Company relating to its business plans, financial data, marketing programs, client information, contracts and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Agreement by the Executive;

2.die anderweitige Verwendung oder Offenlegung solcher Informationen als im Rahmen der Unterstützung des Geschäftsbetriebes des Unternehmens zu einem Wettbewerbsnachteil des Unternehmens und zu Schaden finanzieller oder anderer Art im Hinblick auf den Geschäftsbetrieb führen kann; und
2.the use or disclosure of such information other than in furtherance of the Business may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Business; and
3.die Beteiligung des leitenden Angestellten an einer im Rahmen dieses Abschnitts verbotenen Handlung eine unzulässige Aneignung und/oder Verwendung solcher Informationen darstellt. Der leitende Angestellte erkennt ausdrücklich den Betriebsgeheimnisstatus der vertraulichen Informationen des Unternehmens an und dass die vertraulichen Informationen ein zu schützendes Geschäftsinteresse des Unternehmens begründen. Der leitende Angestellte stimmt ausdrücklich zu, solche vertraulichen Informationen ohne vorherige Zustimmung nicht gegenüber jemanden außerhalb des Unternehmens preiszugeben, außer dies ist im Rahmen der Ausübung seiner Pflichten erforderlich.

3.the engaging by the Executive in any of the activities prohibited by this Section shall constitute improper appropriation and/or use of such information. The Executive expressly acknowledges the trade secret status of the Company’s confidential information and that the confidential information constitutes a protectable business interest of the Company. Other than as may be required in the performance of his duties, Executive expressly agrees not to divulge such confidential information to anyone outside the Company without prior permission.

B. Das „Unternehmen” (welches so auszulegen ist, dass es das Unternehmen, seine Tochtergesellschaften und ihre jeweiligen Untergesellschaften einbezieht) und der leitende Angestellte vereinbaren, dass der leitende Angestellte für eine Dauer von zwölf (12) Monaten nach dem Wirksamkeitsdatum nicht:

B.The “Company” (which shall be construed to include the Company, its subsidiaries and their respective affiliates) and the Executive agree that for a period of twelve (12) months after the Effective Date the Executive shall not:

1.mit dem Unternehmen und seinen Tochtergesellschaft in jedem Land, in welchem das Unternehmen seinen Geschäftsbetrieb zum Zeitpunkt der Beendigung des Anstellungsverhältnisses des leitenden Angestellten ausübt, in Wettbewerb, wie nachstehend definiert, treten wird. Nach derzeitigem Stand soll das Wettbewerbsverbot die entsprechenden Länder weltweit umfassen. Im Rahmen dieses Vertrages bedeutet „Wettbewerb“ durch den leitenden Angestellten, dass der leitende Angestellte in Zusammenhang mit der Tätigkeit eines Unternehmens in diesem Geschäftsbereich, bei diesem angestellt ist oder als Berater oder Kreditgeber tätig wird, oder ein Vorstandmitglied, leitender Mitarbeiter, Angestellter, Geschäftsinhaber, Handelsvertreter, Anteilseigner, Mitglied, Inhaber oder Partner ist oder die Verwendung seines Namens erlaubt (die „Position“). Allerdings mit der Maßgabe, dass es für den leitenden Angestellten keine Verletzung dieses Unterabsatzes darstellt, (a) ein eingetragener oder begünstigter Inhaber von weniger als fünf Prozent (5%) jeglicher Art von Anteilen jeder oder mehrerer im Wettbewerb stehender Kapitalgesellschaften zu sein, sofern der leitende Angestellte am Geschäftsbetrieb einer solchen Kapitalgesellschaft bis zu dem Zeitpunkt, zu welchem diese Vertragsabrede ausläuft, nicht teilnimmt, oder (b) eine Position innerhalb einer Gesellschaft (z.B. Versicherung, Pharma etc.) annimmt, welche im Geschäftsbetrieb wie das Unternehmen tätig ist, sofern der leitende Angestellte nicht unmittelbar in die Erledigung von operativem Tagesgeschäft involviert ist.

1. engage in Competition, as defined below, with the Company or its subsidiaries within any country where the Company is conducting the Business at the time of termination of the Executive’s employment hereunder. Currently this includes the respective countries in the world. For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used (a “Position”) in connection with the activities of any entity engaged in the Business, provided that, it shall not be a violation of this sub-paragraph for the Executive to (a) become the registered or beneficial owner of less than five percent (5%) of any class of shares in any one or more competing corporations, provided that, the Executive does not participate in the business of such corporation until such time as this covenant expires, or (b) accept a Position within any corporation (e.g., insurance, pharma) engaged in the Business as the Company as long as executive is not directly involved in managing day to day operations.

2.unmittelbar oder mittelbar, zu seinen Gunsten oder zugunsten einer anderen Person oder Gesellschaft, wie folgt tätig wird:	2.directly or indirectly, for his benefit or for the benefit of any other person or entity, do any of the following:
a.um Geschäft mit jeglichen Kunden, welche mit dem Unternehmen im Zeitpunkt der Kündigung des leitenden Angestellten in Geschäftsbeziehung stehen, wirbt, dass dem Geschäft der Gesellschaft mit diesem Kunden entspricht oder ähnlich ist;
a.solicit from any customer, doing business with the Company as of the Executive’s termination, business of the same or of a similar nature to the Business of the Company with such customer;
b.innerhalb von zwölf (12) Monaten nach Beendigung des Anstellungsverhältnisses des leitenden Mitarbeiters um Geschäft mit jeglichen bekannten potentiellen Kunden der Gesellschaft wirbt, dass dem Geschäft entspricht oder ähnlich ist, welches nach Wissen des leitenden Angestellten Gegenstand eines Bieterverfahrens, Angebots oder Vorschlags der Gesellschaft war oder einer substantiellen Vorbereitung im Hinblick auf ein solches Bieterverfahren, Angebot oder einen solchen Vorschlag unterlag; oder

b.solicit from any known potential known customer of the Company business of the same or of a similar nature to that which, to the knowledge of the Executive, has been the subject of a written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within twelve (12) months prior to the Executive’s termination; or

c.Personen abwirbt, die zum Zeitpunkt der Beendigung des Anstellungsverhältnisses des leitenden Angestellten von dem Unternehmen angestellt waren und zum Zeitpunkt einer solchen Abwerbung noch bei dem Unternehmen beschäftigt sind.

c.recruit or solicit the employment or services of any person who was employed by the Company upon termination of the Executive’s employment and is employed by the Company at the time of such recruitment or solicitation.

3.Der leitende Angestellte erkennt an, dass die von ihm gegenüber dem Unternehmen zu erbringenden Dienste von besonderem und einzigartigen Charakter sind, was dazu führt, dass dieser Vertrag von erheblichem Wert für das Unternehmen ist und deswegen der Ausfall dieses Wertes nicht vernünftig oder adäquat durch gerichtlich geltend gemachten Schadensersatz ausgeglichen werden kann und ein Verstoß oder ein zu befürchtender Verstoß des leitenden Angestellten gegen jede der in diesem Abschnitt enthaltenen Bestimmungen zu einer unersetzbaren Schädigung des Unternehmens führt. Der leitende Angestellte ist deswegen damit einverstanden, dass das Unternehmen um ihm einen solchen Verstoß oder drohenden Verstoß zu untersagen oder davon abzuhalten befugt ist, zusätzlich zu jedem Anspruch oder Rechtsmittel, eine vorläufige oder dauerhafte Unterlassungsverfügung ohne die Notwendigkeit des Nachweises der Unangemessenheit eines finanziellen Schadensersatzanspruches oder der Hinterlegung einer Bürgschaft oder Sicherheitsleistung zu beantragen.

3.The Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which causes this Agreement to be of significant value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of the provisions contained in this Section will cause the Company irreparable injury. The Executive therefore agrees that the Company will be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations.

4.Aufgrund dieser Bestimmung erhält der leitende Angestellte neben seinem Abfindungszahlungen gem. VI D, E und F für die zwölf (12) dem Wirksamkeitsdatum nachfolgenden Monate 50% seiner durchschnittlichen, zuletzt unter Abschnitt V. dieses Vertrages erhaltenen, vertraglichen Vergütung als Ausgleich, zu zahlen während dieser Zeit in gleichen monatlichen Abschlagszahlungen. Zusätzlich finden die Paragraphen 74 ff. HGB Anwendung mit Ausnahme des § 74c, dessen Anwendung explizit ausgeschlossen ist. Falls nicht bereits durch die Abfindung abgedeckt, wird die Krankenversicherung ebenfalls während des Wettbewerbsverbots verlängert.

4.For the purpose of this clause the Executive shall receive in addition to his severance payments according to VI D, E, and F for the twelve (12) months following the Effective Date, 50% of his average contractual remuneration lastly received under Section V. of this agreement as compensation payable in equal monthly installments during this time. In addition, the sects. 74 et seqq. of the German Commercial Code (Handelsgesetzbuch) shall apply with the exception of § 74c which is explicitly excluded. If not covered through severance, health cover will also be extended during the non-compete period.

C.Falls einzelne oder mehrere der im Vertrag enthaltenen Bestimmungen für übermäßig weit in Hinblick auf die Dauer, Tätigkeit oder Gegenstand gehalten werden, sind diese Bestimmungen soweit zu beschränken und zu reduzieren, als dass diese zum weitesten gesetzlich zulässigen Umfang anwendbar sind.

C.If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

X. VERHALTENSCODEX / FOREIGN CORRUPT PRACTICIES ACT	X. CODE OF CONDUCT / FOREIGN CORRUPT PRACTICES ACT
Von dem leitenden Angestellten wird verlangt den Verhaltenscodex der gesamten Healthways-Gruppe und das „Foreign Anti Corruption Program“ zu befolgen.	The Executive is required to abide by Healthways’ group-wide Code of Conduct and the Foreign Anti-Corruption Program.

XI. GESAMTE VEREINBARUNG	XI. ENTIRE AGREEMENT
Dieser Vertrag, zusammen mit der hierzu beigefügten Anlage A, gibt die Vereinbarungen betreffend der hierin geregelten Angelegenheiten zwischen den Parteien vollständig und inhaltlich zutreffend wieder und hebt sämtliche anderen Zusagen und Vereinbarungen, welche von ihnen bisher, ob schriftlich oder mündlich, getroffen wurde, auf. Der leitende Angestellte erklärt, dass er in Ausübung dieses Vertrages nicht auf eine Erklärung oder Stellungnahme des Unternehmens im Hinblick auf den Gegenstand und die Auswirkung dieses Vertrages oder im Übrigen vertraut oder vertraut hat, welche nicht hierin dargelegt wurde und dass der leitende Angestellte die Gelegenheit hatte, einen Berater seiner Wahl hinzuziehen.

This Agreement, together with Exhibit A attached hereto, contains all the understandings between the parties pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or written, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that Executive has had the opportunity to be represented by counsel of his choosing.

XII. ERGÄNZUNGEN ODER ÄNDERUNGEN, ABBEDINGUNG	XII. AMENDMENT OR MODIFICATION; WAIVER
Keine Bestimmung dieses Vertrages kann ergänzt, geändert oder abbedungen werden, sofern eine solche Ergänzung, Änderung oder Abbedingung, einschließlich einer Ergänzung, Änderung oder Abbedingung dieser Bestimmung, nicht schriftlich zwischen dem leitenden Angestellten und einem ordnungsgemäß bevollmächtigten Vertreter des Unternehmens vereinbart wurde. Kein Verzicht einer Partei auf die Einhaltung einer Bedingung oder Vorschrift dieses Vertrags durch die andere Partei gilt als Verzicht auf die Einhaltung einer ähnlichen oder anderen Bedingung oder Vorschrift, die zur gleichen Zeit, zu einer früheren Zeit oder zu einer späteren Zeit erfolgen sollte.

No provision of this Agreement may be amended or waived, unless such amendment or waiver, including any amendment or waiver of this provision, is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

XIII. MITTEILUNGEN	XIII. NOTICES
Jede Mitteilung nach diesem Vertrag hat schriftlich zu erfolgen und ist als abgegeben anzusehen wenn diese persönlich zugestellt, durch Kurierdienst, per Fax oder durch Einschreiben (Einschreiben mit Rückschein) versendet wurde und an die nachfolgende Adresse der betroffenen Partei oder jede andere Adresse, welche die Partei nachträglich schriftlich mitteilt, adressiert wurde:

Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier, facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice in writing:

Für den leitenden Angestellten an: Peter Choueiri Schwedenstrasse 4 80805 Munich Germany Für das Unternehmen an: Healthways, Inc. Attention: CEO 701 Cool Springs Blvd Franklin, Tennessee 37067	To the Executive at: Peter Choueiri Schwedenstrasse 4 80805 Munich Germany To the Company at: Healthways, Inc. Attention: CEO 701 Cool Springs Blvd Franklin, Tennessee 37067
Jede persönlich oder durch Kurier zugestellte Mitteilung ist als am Tag der Zustellung abgegeben anzusehen.	Any notice delivered personally or by courier shall be deemed given on the date delivered.
XIV. SALVATORISCHE KLAUSEL	XIV. SEVERABILITY
Sollte eine Bestimmung dieses Vertrages oder die Anwendung einer Bestimmung auf eine der Parteien oder Gegebenheiten von einem Gericht der zuständigen Gerichtsbarkeit als ganz oder teilweise unwirksam oder nicht durchsetzbar angesehen werden, wird die Gültigkeit, Wirksamkeit und Durchsetzbarkeit der übrigen Bestimmungen oder die Anwendung dieser Bestimmung auf eine Person oder Gegebenheit, die nicht davon betroffen sind, nicht beeinträchtigt. Jede nichtige, unwirksame oder nicht durchsetzbare Bestimmung ist soweit zu beschränken und zu reduzieren, als dass diese zum weitesten gesetzlich zulässigen Umfang anwendbar ist.

If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

XV. AUFRECHTERHALTUNG	XV. SURVIVORSHIP
Die einschlägigen Ansprüche und Verpflichtungen der Parteien hierunter bleiben im Falle einer Kündigung dieses Vertrages in dem erforderlichen Umfang zur beabsichtigten Erhaltung solcher Ansprüche und Rechte bestehen.
The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
XVI. GELTENDES RECHT; GERICHTSSTAND	XVI. GOVERNING LAW; VENUE
Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland und wird in Übereinstimmung mit diesem ausgelegt, ohne Berücksichtigung der Prinzipien des Kollisionsrechts. Der Gerichtsstand ist München, Deutschland. Dieser Vertrag ist in deutscher und englischer Sprache geschlossen. Bei Widersprüchen ist der deutsche Vertragstext maßgeblich.

This Agreement will be governed by and construed in accordance with the laws of the Federal Republic of Germany, without regard to the principles of conflicts of law thereof, and venue shall be the courts of Munich, Germany. The Agreement is concluded in German and English. In case of any discrepancy, the German language shall prevail.

XVII. ÜBERSCHRIFTEN	XVII. HEADINGS
Alle beschreibenden Überschriften von Abschnitten und Paragraphen dienen nur der Übersichtlichkeit und keine Bestimmung dieses Vertrages ist unter Einbeziehung der Überschrift eines Abschnitten oder Paragraphen auszulegen.

All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

XVIII. AUSFERTIGUNGEN	XVIII. COUNTERPARTS
Dieser Vertrag kann in Ausfertigungen unterzeichnet werden; jede dieser ist als Original anzusehen, wobei alle zusammen ein und dasselbe Dokument darstellen.	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Zu Urkund dessen, haben die Parteien hierzu diesen Anstellungsvertrag in Kraft tretend zum vorstehend festgelegten Datum geschlossen.	IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above
[SEITE MIT UNTERSCHRIFTEN FOLGT]                                                                                           [SIGNATURE PAGE FOLLOWS]

UNTERNEHMEN/COMPANY

By:  /s/ Ben R. Leedle, Jr.

Name:  Ben R. Leedle, Jr.

Title:   CEO

LEITENDER ANGESTELLTER/EXECUTIVE

/s/ Peter Choueiri
                                      Peter Choueiri

ANLAGE A Ausnahmen Ungeachtet anderslautender Bestimmungen in dem Vertrag, werden diese Bedingungen ebenfalls Teil des Vertrages und heben jede widersprüchliche Bedingung darin auf:	EXHIBIT A Exceptions Notwithstanding anything in the Agreement to the contrary, the following terms are also part of the Agreement and supersede any contradictory term contained therein: